CONSULTING CONTRACT

THIS CONTRACT, made as of this 6th day of January, 2000, by and between R-TEC TECHNOLOGIES, INC., a New Jersey corporation, 61 Mallard Drive, P.O. Box 282 Allamuchy, New Jersey 07820 ( the "Company"), and STENTON LEIGH CAPITAL CORP.("STENTON LEIGH"), a Florida corporation, having offices at 1900 Corporate Boulevard, Suite 305 West, Boca Raton, Florida 33431.

WHEREAS, the Company desires to secure the services of STENTON LEIGH as a consultant and STENTON LEIGH desires to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

         1. Engagement of Consultant. The Company hereby engages STENTON LEIGH to perform, and STENTON LEIGH hereby agrees that it will render the financial consulting, business consulting, investor relations and strategic planning services described in paragraph 3 below during the Term of this Contract. If the Company should merge into, be acquired by another corporation, or transfer its business to another corporate entity, this contract shall be assumed by such successor corporation and the term "the Company" when used herein includes any such successor corporation, and its successors.

         2. Term of Contract. The Term of this Contract shall be effective as of September 21, 1999, and shall continue, unless sooner terminated by the Company or STENTON LEIGH in accordance with Paragraph 10 hereof, until September 20, 2000. This contract will renew at the end of September 20, 2000 for an additional twelve-(12) month period automatically unless a written termination notice is sent to STENTON LEIGH within thirty (30) days of the end of the initial contract term.

     3. Services of Consultant. During the Term of this Contract, STENTON LEIGH will provide the following services pursuant to directions received from the Board of Directors of the Company:

                  (a). STENTON LEIGH will assist the Company management in developing strategic business goals and specific strategies to achieve those goals.

                  (b). STENTON LEIGH will assist the Company's senior management in developing a corporate financing plan to satisfy the capital requirements contemplated in the business plan.

                  (c). STENTON LEIGH will act as liaison between the Company and the financial community, in particular, STENTON LEIGH will assist the Company with investment bankers, broker/dealers, other intermediaries, fund managers, venture capitalists, institutional lenders and other potential funding sources.

                  (d). In connection with any financing transaction, STENTON LEIGH will assist senior Company management in coordinating the activities of the Company personnel and professionals engaged by the Company related to the financing, as well as in the selection of professionals if requested.

                  (e). STENTON LEIGH will advise and assist the Company, as requested by its Board of Directors, in maintaining satisfactory relations with its investors, and promoting the good name and business of the Company with investor groups and members of the financial community.

                  (f). STENTON LEIGH will consult with Company senior management on business issues related to actions required to meet interim objectives and to properly position the Company to successfully pursue its business plan.

         4.       Compensation for Services.

                  (a). In consideration of the services to be rendered and performed by STENTON LEIGH during the term of this Contract, the Company will pay STENTON LEIGH a fee of $2,000 per month during the first Twelve (12) months of the Term. STENTON LEIGH agrees to begin its monthly fee until such time as the Company has raised a minimum of $2,000,000 in the S-1 Registration Statement.

         5. Best Efforts Commitment. STENTON LEIGH will use its best efforts to perform these services for the Company consistent with and specifically recognizing STENTON LEIGH commitments and obligation to other businesses for which it performs services.

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         6. Confidentiality of Information. STENTON LEIGH agrees that neither it nor its employees or agents will, during the Term of this Contract, or at any time thereafter, disclose or divulge or use, directly or indirectly, for its own benefit, any confidential information, data, trade secrets, etc. in relation to the business of the Company learned in connection with its work for the Company. The provisions of this paragraph shall survive the termination of the Contract, and shall continue until such information; data, trade secrets, etc. become public knowledge through no fault of STENTON LEIGH or any of its employees or agents.

         7. Reliance of Information Furnished; Indemnification by the Company. As a consultant for the Company, STENTON LEIGH must at all times rely upon the information supplied to STENTON LEIGH by the Company's authorized officers, directors, agents and employees as to accuracy and completeness. Therefore, the Company agrees to indemnify, hold harmless and defend STENTON LEIGH, its directors, officers, employees and agents from and against any and all claims, actions, proceeds, losses, liabilities, costs and expenses (including, without limitation, reasonable attorney's fees) incurred by any of them in connection with or as a result of any material inaccuracy, incompleteness or omission of information given to STENTON LEIGH by such officer and/or director of the Company.

         8. Indemnification. If, in connection with the services or matters that are the subject of this Agreement, STENTON LEIGH becomes involved in any capacity in any action or legal proceeding, due to the actions, information, position, assertions, and/or affirmations put forth by STENTON LEIGH at the direction of, or in reliance upon material or information furnished by the Company, the Company agrees to reimburse STENTON LEIGH, as the case may be, for the reasonable legal fees, disbursements of counsel, and other expenses (including the costs of investigation and preparation) incurred. The Company also agrees to hold harmless STENTON LEIGH against any losses, claims, damages or liabilities, joint services or matters which are the subject of this Agreement; provided, however, that the Company shall not be liable in respect of any loss, claim, damage or liability to the extent, and only to the extent, that such loss, claim, damage, or liability resulted from the gross negligence or willful misconduct of STENTON LEIGH or no material act or omission of the Company. The provisions of this paragraph shall survive the expiration of the period of this Agreement, including any extensions thereof set forth herein.

         9. Termination. STENTON LEIGH's services may be terminated at any time upon written notice. If STENTON LEIGH's services are terminated, STENTON LEIGH will be entitled to receive and retain the portion of any compensation payable pursuant to Paragraph 4 and 5 above, including any accrued but unpaid fees, to the end of such required payment term.

                  The termination of this Agreement shall be without liability or continuing obligation to the Company or to STENTON LEIGH, except as provided in this Agreement including specifically any indemnity and related expense reimbursement provisions contained herein which shall remain operative and in full force and effect regardless of any termination.

         10. Non-Circumvention. The Company agrees not to contact persons or entities introduced by STENTON LEIGH or persons or entities resulting directly from introductions made from STENTON LEIGH without the prior consent of STENTON LEIGH and that contact with any such parties would result in the compensation to STENTON LEIGH contemplated herein. The spirit of mutual trust and confidence shall be the underlying principle of this undertaking and the parties agree to adhere thereto.

         11. Illegality/Unenforceability. In the event that any provision of this Letter of Agreement is declared illegal or unenforceable in any respect under applicable law, rule, or court decision, or self regulatory ruling, (i) the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired, and (ii) this Letter of Agreement shall be construed so as to effectuate as nearly as possible the intent of said provision and the intent of the parties.

         12. Notices. All notices, requests, payments or other communication hereunder shall be in writing and shall be deemed to have been given when delivered personally or three days after being sent by registered or certified mail, postage prepaid or facsimile with confirmation, to the following address or addresses or such other address as the parties may designate in writing in accordance with this paragraph:

                 If to the Company:        R-TEC TECHNOLOGIES, INC.
                                           61 Mallard Drive, P.O. Box 282
                                           Allamuchy, New Jersey 07820
                                           ATTN: Marc M. Scola,
                                           Executive Vice President

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                 If to STENTON LEIGH.      Stenton Leigh Capital Corp.
                                           1900 Corporate Boulevard,
                                           Suite 305 West
                                           Boca Raton, FL  33431
                                           ATTN: Milton H. Barbarosh, President

     13. Disclosure. Any advice rendered by STENTON LEIGH pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of STENTON LEIGH.

                  STENTON LEIGH is not registered as a broker or dealer under The Securities Act of 1934, and certain transactions contemplated herein may require the retention of same to consummate such transactions.

         14. Governing Laws and Jurisdiction. The Company hereof hereby waives all pleas of lack of jurisdiction, improper venue and forum non-conveniens as not being a resident of any County in Florida where suit is instituted and hereby specifically authorizes any action brought in connection with the enforcement of this Agreement to be instituted and prosecuted in either the Circuit Court of Palm Beach County, in the State of Florida, at the election of STENTON LEIGH. This Agreement and all rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Florida and applicable United States federal law. Any signature on a facsimile copy of this Agreement shall be binding and valid as if made on the original copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this contract on the date above written.

STENTON LEIGH CAPITAL CORP.                 R-TEC TECHNOLOGIES, INC.,



By: /s/ Milton H. Barbarosh                 By: /s/Philip P. Lacqua
________________________________            ____________________________
Milton H. Barbarosh, as President           Philip P. Lacqua, President and CEO


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